UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 7, 2012

PMFG, Inc.

(Exact Name Of Registrant As Specified In Charter)

Delaware	001-34156	51-0661574
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14651 North Dallas Parkway, Suite 500 Dallas, Texas		75254
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 357-6181

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 7, 2012, PMFG, Inc. (the “Company”) and its subsidiary, Peerless Mfg. Co., entered into a Credit Agreement (the “Credit Agreement”) with Citibank, N.A., as administrative agent for it and the other financial institutions party thereto. The Credit Agreement provides for, among other things, revolving credit commitments of $30.0 million to be used for working capital and general corporate purposes, term loan commitments of $2.0 million to be used for the purchase or refinancing of equipment for a new manufacturing facility in Denton, Texas and term loan commitments of $10.0 million to fund the construction of the new Denton facility. All borrowings and other obligations of the Company and Peerless Mfg. Co. are guaranteed by substantially all of their domestic subsidiaries (the “Guarantors”), and are secured by substantially all of the assets of the Company, Peerless Mfg. Co. and the Guarantors. The Credit Agreement contains financial and other covenants, including restrictions on additional debt, capital expenditures and acquisitions and dispositions, as well as other customary covenants.

The revolving credit facility will terminate on September 30, 2015, and all revolving credit loans mature on that date. Under the revolving credit facility, the Company has a maximum borrowing availability equal to the lesser of (a) $30.0 million or (b) the sum of 80% of eligible accounts receivable plus 50% of eligible inventory plus 100% of the cash amount held in a special collateral account less a foreign currency letter of credit reserve. Upon the closing of the Credit Agreement, the Company and Peerless Mfg. Co. had no outstanding borrowings and approximately $9.1 million of outstanding letters of credit under the Credit Agreement, leaving the Company and Peerless Mfg. Co. with approximately $ 4.3 million of available capacity for additional borrowings and letters of credit under the Credit Agreement.

The term loan commitments expire 18 months after the date of the Credit Agreement. Beginning June 30, 2014, the Company and Peerless Mfg. Co. are required to make quarterly principal payments on the term loans that were incurred during that 18-month period. The Credit Agreement also requires the Company and Peerless Mfg. Co. to at all times maintain an interest rate protection agreement with respect to at least 50% of the aggregate outstanding principal amount of the term loans.

Interest on all loans must generally be paid quarterly. For term loans that accrue interest at the base rate, the interest rate equals the “Adjusted Base Rate” as defined in the Credit Agreement, plus a margin calculated based upon the borrowers’ consolidated funded debt to EBITDA ratio. For term loans that accrue interest at the eurodollar rate, the interest rate equals the “Adjusted LIBO Rate” as defined in the Credit Agreement, plus a margin calculated based upon the borrowers’ consolidated funded debt to EBITDA ratio.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On September 7, 2012, concurrent with the execution of the Credit Agreement, the Company terminated its existing credit agreement with Comerica Bank, as administrative agent, dated as of April 30, 2008, as amended (the “Prior Credit Agreement”). The Prior Credit Agreement would otherwise have matured on April 30, 2013. The Prior Credit Agreement provided for, among other things, a $20.0 million revolving credit credit facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 7, 2012, among PMFG, Inc., Peerless Mfg. Co., Citibank, N.A. and other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMFG, Inc.

By:	/s/ Ronald L. McCrummen
Ronald L. McCrummen
Executive Vice President and Chief Financial Officer

Date: September 11, 2012

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 7, 2012, among PMFG, Inc., Peerless Mfg. Co., Citibank, N.A. and other lenders party thereto.